Exhibit 99.1

Dehaier Medical Appoints Interim Chief Financial Officer

BEIJING, Sept. 30, 2011 /PRNewswire-Asia-FirstCall/ — Dehaier Medical (NASDAQ: DHRM) an emerging leader in the development, assembly, marketing and sale of medical devices and homecare medical products in China, today announced that Aileen Qi has been appointed interim Chief Financial Officer, effective October 1, 2011. Ms. Rita Liu has tendered her resignation as the Chief Financial Officer of Dehaier Medical Systems Limited (the "Company"), effective September 30, 2011. Ms. Liu resigned in order to pursue other professional opportunities, and not due to any disagreement with the Company.

Mr. Ping Chen, the Chief Executive Officer of the Company, stated, "During Rita’s time as our Chief Financial Officer and Principal Accounting Officer, she had helped the Company making the transition from a private company into a publicly traded company, and we are pleased she will remain as a director of our Company after her resignation. We thank her for the great value added to the Company and wish her all the best in the future. Meanwhile, our new interim CFO, Ms. Qi has been well prepared to take over the responsibilities. Together with our entire seasoned finance team in the Company, we are confident with Ms. Qi's ability and looking forward to her performance."

Ms. Qi has served as Senior Financial Manager at Dehaier for 8 years. She is familiar with US GAAP and PRC GAAP and has assisted Dehaier with the Company's IPO and ongoing accounting reporting obligations. Prior to joining Dehaier, she also served as Financial Manager in Singapore Shoubiao Company Ltd. for three years. Ms. Qi earned dual degrees in accounting and finance at Renmin University of China.

About Dehaier Medical Systems Ltd.

Dehaier is an emerging leader in the development, assembly, marketing and sale of medical products in China, including respiratory and oxygen homecare medical products. The company develops and assembles its own branded medical devices and homecare medical products from third-party components. The company also distributes products designed and manufactured by other companies, including medical devices from IMD (Italy), Welch Allyn (USA), HEYER (Germany), Timesco (UK), eVent Medical (US) and JMS (Japan). Dehaier's technology is based on five patents and five software copyrights; additionally, we have three pending patents and six pending software copyrights, and proprietary technology. More information may be found at http://www.chinadhr.com.

Forward-looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:

Surie Liu, Secretary of the Board of Dehaier Medical Systems Limited at Tel: +86-10-5166-0080 x266 or Email: lius@dehaier.com.cn

Lisa Zhou, Investor Relations Manager Dehaier Medical Systems Limited at Tel: +86-10-51660080-211 or Email: zhouyj@dehaier.com.cn